Exhibit 99.1

REDWOOD TRUST ANNOUNCES APPOINTMENT OF ITS PRESIDENT,

DASHIELL ROBINSON, TO ITS BOARD OF DIRECTORS

MILL VALLEY, CA – Thursday, September 2, 2021 – Redwood Trust, Inc. (NYSE: RWT), a leader in expanding access to housing for homebuyers and renters, today announced that its President, Dashiell Robinson, has also been appointed to serve on its Board of Directors, effective August 27, 2021. Mr. Robinson joined Redwood in 2017 from Wells Fargo Securities, where he served as the Head of Mortgage Finance within the Asset-Backed Finance Group.

“Since joining Redwood, Dash has played a fundamental role in shaping and implementing Redwood’s strategic vision of being a leading operator and capital provider in a broad array of housing finance disciplines. His election to the Board is a further recognition of his important role as President in charting the company’s future together with our CEO, and is consistent with our historical practice of representing both of these important roles on our Board,” said Redwood’s Chairman of the Board, Richard D. Baum.

Chris Abate, Redwood’s Chief Executive Officer, added, “Dash has been a close business partner and trusted advisor since he first joined Redwood, and we have worked in tandem to design and execute on a strategic path that benefits our stakeholders while fulfilling Redwood’s corporate mission to help make quality housing – whether rented or owned – accessible to all American households. His additional role as a Director will only deepen the broad array of expertise, experience, and perspective represented on Redwood’s Board.”

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood Trust, visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

CONTACT

Investor Relations

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com

Media Relations

Sard Verbinnen & Co

Email: Redwood-SVC@sardverb.com